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		                  						     EXHIBIT 12(a)


     						      COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
					      	  SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES

                                       						    Twelve        Nine
						                                           Months        Months
						                                           Ended         Ended
						                                           Oct. 3,       Oct. 3,                      Year Ended
						                                           1998          1998
(millions, except ratios)                       (unaudited)   (unaudited)     1997     1996     1995     1994     1993

Fixed Charges
  Interest and amortization of debt discount/
   premium and expense on all indebtedness           $1,466        $1,078      $1,409   $1,365   $1,373   $1,279   $1,318

  Add interest element implicit in rentals              148           117         147      121      119      114      105
                                          						      1,614         1,195       1,556    1,486    1,492    1,393    1,423
  Interest capitalized                                    4             4           3        5        4        1        3
Total fixed charges                                  $1,618        $1,199      $1,559   $1,491   $1,496   $1,394   $1,426

Income
  Income from continuing operations                  $1,073          $537      $1,188   $1,271   $1,025     $857     $625
  Deduct undistributed net income (loss)
   of unconsolidated companies                           10             5          13        8        9       (7)       6
                                          						      1,063           532       1,175    1,263    1,016      864      619

Add
  Fixed charges  (excluding interest capitalized)     1,614         1,195       1,556    1,486    1,492    1,393    1,423
  Income taxes                                          799           428         912      834      703      614      329
    Income before fixed charges and
     income taxes                                    $3,476        $2,155      $3,643   $3,583   $3,211   $2,871   $2,371

Ratio of income to fixed charges                       2.15          1.80        2.34     2.40     2.15     2.06     1.66


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